Filed Pursuant To Rule 433

Registration No. 333-275079

January 15, 2025

HOST, THE TRUTH ABOUT YOUR FUTURE PODCAST, RIC EDELMAN: Well, good afternoon, everybody. I'm Ric Edelman. Thanks so much for joining us, uh, here in the new year with our very first webinar of 2025: Your Crypto Questions Answered. This event is perhaps the most topical there is in the field of investment management. Everybody's paying attention to the world of crypto, and we're gonna delve right into it with an unusual agenda in this webinar. Whereas we normally have something we wanna share with you, this time around we're going to simply respond to your questions. Many of you have already submitted them, we're gonna start with those, and I invite you to submit your questions as we go through this event today. Just enter your questions into the Q&A box, and I'll, uh, curate those as we go. And nobody better to help us tackle all of the questions that we're gonna be covering today than Zach Pandl. Zach is the head of research at Grayscale Investment. Zach, how are you? Great to have you with us today.

MANAGING DIRECTOR, RESEARCH, GRAYSCALE INVESTMENTS, ZACH PANDL: Great to see you, Ric. Great to be here. Thanks everybody for joining.

EDELMAN: Well, Zach has been deep in this space for a long time, and he began as many, uh, have from Wall Street. Zach, uh, had stints at Goldman Sachs, Nomura and Lehman Brothers, uh, and has been in this field for quite a while. Zach, what, what made you and, and talk about when you jumped from Tradfi Wall Street over to the crypto space?

PANDL: Yeah, happy to do that. My career began at, uh, at Lehman Brothers, uh, 20 years ago, uh, as an economist. Uh, and I worked as a macro economist, market strategist at a variety of, uh, Wall Street banks focusing on asset markets that are influenced by the health of the economy. So, the bond market, currency markets, commodity markets. These assets are really driven not by any one specific company's performance, but by the economy as a whole, the world economy, uh, etc. And on that journey, at some point, we began to incorporate Bitcoin into the process. You know, Bitcoin is a macro asset just like gold, just like the Japanese Yen, and can be understood in the same sort of, uh, way. And I think as I learned more and more about Bitcoin, I became convinced that of all the assets I was, uh, looking at, Bitcoin had the best outlook, the most exciting investment potential of all the things on the menu of options. And then, like many other people, once you start to understand Bitcoin, you go down the rabbit hole, as they say, and, and really kind of can appreciate all the potential applications of public blockchain, uh, technology. Um, you know, at some point I just sort of went all in on the topic and decided I had to do this for the rest of my, uh, career. So I left my Wall Street job, uh, in the crypto winter, the most recent, uh, crypto winter, to join, uh, Grayscale. My view was that the market was giving a really unique opportunity to get involved in an asset class, uh, that I really believe in at compelling, uh, evaluations. Uh, so I'm, you know, was very fortunate to get connected with, uh, Grayscale. And I'm, uh, fortunate to, uh, to run research here.

EDELMAN: And of course, Grayscale is a name that everybody in the crypto community knows. But, but give us a, and I'll have some comments about my views of Grayscale in a second, but go ahead and tell those who may be less familiar about Grayscale, who it is.

PANDL: Yeah, if you're just starting, uh, in crypto, Grayscale is the largest crypto dedicated asset manager in the world. Uh, we run, uh, $31 billion of assets under management as of yesterday's, uh, close. Uh, we've been at this for more than 11 years, and the company runs a full suite of products from low cost Bitcoin and Ethereum ETFs to private fund structures that give investors access to all the innovative ideas, uh, in crypto from decentralized finance to AI application. So we are a full suite, uh, crypto asset manager, uh, one of the longest in the, in the industry and the largest dedicated asset manager today.

EDELMAN: The timeline here on your screen kind of tells the whole story, but what I want to emphasize is what happened in 2023. Um, we need to remind ourselves sometimes that if it wasn't for Grayscale, we wouldn't have any Bitcoin ETFs today. It was Grayscale's lawsuit arguing that the SEC was acting improperly in violation of its own policies and rules in its continued persistent multi-year denial of all of the spot Bitcoin ETF applications that have been provided, Grayscale among the earliest to have done that. And it was your lawsuit at Grayscale that the judge finally, uh, ruled against the SEC arguing that they acted capriciously and arbitrarily, uh, and in, uh, defiance of its own rules and forced the SEC to approve the ETFs, which came on the market just, uh, just over a year ago, or a year and a couple of days, uh, which have proven to be the most successful ETF launches in history, over a hundred billion dollars in assets today. Uh, and now these ETFs hold about 2% of all the money in all the ETFs in the country, which is rather kind of astonishing. And it's all thanks to Grayscale. Uh, the fund that Grayscale created, GBTC, was the first really convenient packaged product back in 2013, uh, when Grayscale launched that, uh, and made Bitcoin accessible for investors well before it became convenient, uh, through the ETFs of last year. So, uh, Grayscale's role in this industry is undisputed. Uh, there's nobody more important, more pivotal to the growth and development of crypto and its accessibility to consumers. So I just wanna, on one hand, say thanks to Grayscale and on the other wanna say, uh, that's why you're here, Zach, because I think you're perfectly poised to be able to, uh, to share this, uh, uh, information today that we're gonna be tackling.

PANDL: Thanks for that, uh, Ric. Excited to be here. Appreciate the, uh, the introduction

EDELMAN: And, and you mentioned that you joined, uh, Grayscale, you left TradFi, left Wall Street, joined Grayscale during the most recent downturn of, you know, two, three years ago in 2020, 2021/22. Um, let's talk about the more recent downturn. Bitcoin as we talk today, is back up to 99,000, but it fell to almost 90,000, uh, after reaching its high of 108,000. So talk about, first, uh, this is one of the first questions people have asked. Why did Bitcoin skyrocket, uh, in late 2024, and why did it fall dramatically in, uh, late December, early January?

PANDL: That's a great place to start. Let me take one further step back and just talk about the price action last year and then, and where we are today, uh, briefly. The crypto industry really had two big victories, uh, last year in 2024. The first, Ric, as you mentioned, was the approval of the spot, Bitcoin ETFs, later spot Ethereum, uh, ETFs that gave so much more access to this product to investors, and led to a significant increase in price of Bitcoin in the early part of the year. And then the second big, uh, victory for the industry was the election. We really think that we have a pro crypto, uh, US government, uh, now, and, you know, crypto is a bipartisan issue, certainly at the investor, uh, level. Uh, and so it's not a partisan, uh, thing. It's really a pro crypto, uh, thing. And, and we're very excited to, to see what the, uh, new administration, uh, brings and the new Congress that we think we will get some, uh, legislation, uh, from. So the, the, uh, market and the price of Bitcoin is reacting to the election outcome, reacting to, uh, the potential to move towards more regulatory, uh, clarity, uh, in the US, uh, under the Trump administration, we're, we could see some action around, uh, those types of things as soon as next week after the inauguration. I'm happy to get, uh, into more detail on this as we go through the conversation. So you had these two big increases in price and Bitcoin really in concentrated periods in Q1 and then in Q4. You're right, we touched a high of 108, uh, thousand, uh, late, uh, last year and we've been, uh, you know, in volatile range, right around a hundred thousand since that time. What is driving that? Well, it's the same thing that is driving really most other asset markets. You know, Bitcoin and the crypto industry are no longer a small curiosity in the financial system. Bitcoin is a $2 trillion asset and ETFs in the US market held by hundreds and thousands of investors all over the, the world. And so it's a major macro asset, and it is, uh, responding to changes in the macroeconomic, macro market climate, much like everything else, like the dollar, the stock market, the shape of the yield curve. And it's been those macro factors that have been driving Bitcoin. So the way that I would frame it is to say that Bitcoin has been battling recently the strong dollar, and we've had a strengthening dollar, uh, recently due to a more hawkish federal reserve, fewer expected rate cuts, uh, in 2025, as well as the threat of tariffs, uh, as the Trump administration, uh, gets, uh, gets set in, in place, both of those things driving the dollar higher. Bitcoin, in some ways, competes with the dollar. It's an alternative money system, much like physical gold, a non sovereign money system. So dollar strength can be a negative for, for Bitcoin. So we had a drawdown on dollar strength, we've had a little bit of rebound in the last couple of days for the same reasons, we've had a couple low inflation reports, uh, this week, the dollar has softened up a little bit, interest rates have come down, and Bitcoin has rebounded. So I would encourage people to look at Bitcoin in that same macro lens that you would many other asset classes. Responds to much of the same, uh, variables, uh, the same macroeconomic variables, policy variables and its price action is, is fairly straightforward to understand, I think, when looked in that way.

EDELMAN: In addition to those observations, let me, let me throw in an additional reason. Tell me what you think the impact of this would, would be. Uh, I think it's no coincidence that the price rose dramatically in December and then softened as we approached your end and remains soft, um, early this year, partly because we reached, uh, year end and people like to do rebalancing of their portfolios. People were also waiting for the 2025 tax year to begin so they could sell their, I know Bitcoin made so much money last year, people have big profits that they waited to sell to January to put it into the new tax year instead of having to deal with it in the old tax year. And we also have the ETFs now reaching their one year anniversary. So people who bought the ETFs at their opening a year ago are finally in a long-term capital gains situation. So they can now sell today at a much lower tax cost than if they had sold a week earlier, let alone six months earlier. Uh, and I believe that this is creating, to some degree, some downward pressure as people are profit taking and also engaging in portfolio rebalancing. Uh, do you think that has any legs, uh, to, to it?

PANDL: I, I do think that that type of behavior is common in, in equity markets, other markets, and will be increasingly common in, in crypto as more and more investors incorporate these assets in the portfolio. So we're used to thinking about a Santa Claus rally in equities, and then maybe sometimes a give back in early January because of these, uh, tax year management issues. I think those types of patterns are something that we can see in, in crypto over time. So I, I certainly wouldn't rule out in addition to the Fed, uh, the inflation data, uh, the macro stuff, I wouldn't rule out some, uh, you know, tax related management, uh, and the, the ETF timing as driving things locally as well.

EDELMAN: And the good news is the, those trades are going to be, uh, temporary. People are gonna do them. They'll be done, and that'll be the end of it, and the selling pressure will end. So once we get past this period, which I think will last a few weeks, as people reach their one year anniversary of their purchase of the ETFs a year ago, um, the softness that may be existing as a result of that will be short-lived. And then we'll just go back to, uh, normal activity where we can focus again on the dollar, uh, and, uh, the bigger, broader, more powerful issue that you cited. So the first question that I asked you, Zach, was because, uh, everybody wants to know what's been happening lately. The second most common question that we got, uh, from people who submitted questions prior, uh, to the event when they registered, was not just what's happened lately, but what's going to happen next. Everybody wants to know: what's the outlook for 2025 and beyond?

PANDL: Right? Well, uh, just like every asset market, there are a lot of, uh, moving parts, but, uh, let me sort of put together a, a picture for, uh, for the audience. So just taking, uh, one step back, you know, where, where are we with, with crypto? Um, and, uh, let me say that, um, Ric's team is going to put some charts, uh, on these topics into the, uh, chat room. Uh, we, we decided not to flip through slides on this, um, on this, uh, presentation. Uh, but many of the, uh, comments that, uh, I'm gonna make here today have supporting visuals. So if you're interested in that, please look at the, uh, the chat box, uh, to download those, uh, those chats for later.

EDELMAN: And it's, it's just already been downloaded. Look at the chat box here on the screen. Uh, click on that link. You'll get all the charts that Zach's referring to. Pretty terrific data.

PANDL: Great, thank you. Um, so crypto has had a great couple of years. Really, the market bottomed, Bitcoin bottomed in November of 2022. So we're more than two years into the latest crypto bull run. Uh, in big round numbers, the asset class is $3 trillion, uh, today, maybe a little higher than that given, uh, today's, uh, rally, but in big round numbers, $3 trillion. So just to give you a sense of scale, that's about two times bigger than the US high yield bond market. Uh, so just to, you know, give a sense of a public market dot com. So crypto is no longer a small thing. It is a, a big part of the global financial system. Uh, at the same time, though, very early in its life cycle, and we think have, has tons of room to grow, uh, as technology evolves, as adoption evolves, and as the macroeconomic thesis that we think drives a demand for Bitcoin in particular, uh, plays out. So what are we gonna see, uh, this year? Let me start with that macroeconomic, uh, uh, part of it, you know, Bitcoin, again, it's a, a macro asset that competes with other currencies or other money systems, the dollar, the gold, the Japanese Yen, the Chinese, uh, Yuan. So it's first and foremost those macroeconomic things that derive demand for Bitcoin. And I believe that that outlook remains very positive, uh, in the following sense; You know, we are running a huge, uh, government debt, uh, position, a hundred percent debt to GDP ratio, uh, in the United States. We just had an election, and neither party had really any interest in dealing with that, uh, issue.

EDELMAN: It was astonishing that none of, even, you know, the Republicans are traditionally the, the budget hawks and the fiscal hawks. There was no commentary, in fact, anything their policies are gonna uh, make the situation persist just like the Democrats would have.

PANDL: I, I think that's right. Uh, you know, we have, um, the highest debt GDP ratio in this country than we've had since World War II. And unlike that time, there is not the same kind of prospect to get it under control through, through demobilization.

EDELMAN: I would also argue that in World War II, we had a pretty good excuse for why.

PANDL: Right. I don't wanna litigate all, all, all of the, the policy choices, but I, I would agree, uh, Ric, uh, so, so we're running high debt stock, and neither party is gonna bring that under, uh, control. Um, we have no great crisis yet in the dollar, right? Uh, but forward-looking investors are asking the question, what does this mean for my assets, for my wealth in the longer term? Can we keep running at such a high debt level, such large deficits with no end in sight, and that have no implications for my investment portfolio? And I think many investors are unsure about that. And so they are looking for ways, uh, to build stores of value protection to potential macroeconomic surprises, um, in over the medium term in their portfolio. And those are both traditional physical gold, which can play a role, uh, and modern digital Bitcoin, both things have a similar investment thesis. There's lots of differences, we can talk about that on today's call for sure, but that kind of core, uh, macroeconomic, uh, rationale for holding alternative stores of value in your portfolio for me is very much still, uh, in place. Uh, and so unless that were to change, unless we were to get a place where, uh, our, our government policy was about bringing down the debt, getting deficits under control, low and stable inflation, free movement of goods and capital, if we were moving in that direction, I would, you know, start to think about changing my mind about the need for these stores of value. But certainly that remains the case, uh, today. So the kind of core principle for building Bitcoin in your portfolio is very much, uh, there. What about the other, uh, variables? Well, the kind of cyclical macroeconomic factors can play a role as well. Are we in a recession? What's the Federal Reserve doing? And I also think that, uh, backdrop looks pretty favorable. We have a pretty healthy economy, and yet inflation has been easing. And the Federal Reserve is signaling continued rate cuts. They're saying two more rate cuts potentially this year. We'll see how that plays out. That's the kind of thing, rate cuts, softer dollar, that's the kind of thing that can support the price of Bitcoin. So for me, the macroeconomic backdrop is still very much positive for, uh, the asset class. And then you have all the crypto specific things, uh, going on. And I characterized, uh, last year's performance as two big victories, uh, approval of the ETFs and, and the election outcome. Using that same sort of framing, I, I would say this year, I'm expecting dozens of smaller, uh, victories for, for the industry. Um, more institutional adoption, more and more investors incorporating, uh, crypto assets into their portfolios, more institutions offering custody and trading, uh, services, you know, more and more institutional engagement with the industry as a whole, I think is likely this year, more products, more investment products from, from Grayscale and others are, are likely coming. And then I do think, uh, you touched on this already, Ric, but the legislative and regulatory environment is likely to change, uh, in the US Crypto is here to stay, uh, it has a home, a permanent home in the United States. I, I think we can say with, with confidence after the, uh, election, I think we're very likely to see the next Congress take up comprehensive legislation that offers clear rules of the road for crypto, uh, issuers, for other industry, uh, participants, uh, to operate in the United States and allow innovation to take place here rather than, uh, offshore. So to me, a very bright outlook. I wanna say one other thing. Um, you know, when I tell investors about the positive outlook, the most common question, or one very common question, am I too late? You know, is the price too high? You've already had a big runup. I think that that's a reasonable question. Of course, you know, we've had a great period of performance. Um, but I do wanna say that, uh, I, I see no reason from a cycle, uh, standpoint, from the looking of past Bitcoin performance, why, uh, why price needs to stop, uh, rising at, at this point. Um, we've had good returns, but for everything, I can look at historical examples, valuation tools. It still looks to me like we're in the intermediate stage of the current crypto, uh, cycle. So I have a positive outlook for the fundamentals, positive outlook for, uh, for price. I think it will be another good year for, for bitcoin and crypto.

EDELMAN: That question, uh, or, or concern that people raise, is it too late, is something I address. I just wrote a white paper. We released it just yesterday. Uh, we've got a link we'll put into the chat box for you so you can download the paper and read it. And then that paper is the six common misconceptions that are causing you to, um, uh, you know, to avoid, uh, Bitcoin. And the first question is that it's too late. Uh, many people do believe that we hear it all the time, and I agree with you completely, Zach, it's not too late. I mean, the stock market is at an all time high, residential real estate's at an all time high, gold's at an all time high. Nobody's saying it's too late to buy those assets. Uh, so the fact that Bitcoin's at an all time high, I mean, generally, you know, it doesn't always happen, but generally, when assets are at an all time high, they simply go higher. Um, you know, so we need to not look through the rear view mirror. We can all agree that the best time to buy is 10 years ago. You can say that about anything. Um, but we didn't, too bad. So what? Let's focus on where we're going, not where we've been or where we are. And to that point, Zach, does, has Grayscale released a price prediction for Bitcoin of what you, you, you think it's bullish, but have you, do you have a specific price point in mind that you think Bitcoin's going to hit?

PANDL: We don't do price predictions at, at Grayscale. So I would just sort of reemphasize the type of guidance that we, we give to investors, which is, uh, this is a, uh, a volatile asset class, but it's delivering returns commensurate with that of volatility. Uh, we've had a 6X return so far in this bull market, if, if you could believe it. I mean, already a, a big, uh, return. The last, uh, bull market was a more than 20X, uh, return. So certainly nothing like a ceiling based on past, uh, performance or the valuation indicators that, that we look at. So I don't wanna give a price prediction here, uh, today, but I, I think the market, both Bitcoin and the broader industry, is likely to go, uh, higher. I would also say that past cycles indicate that potentially we could see more breadth in market performance as the cycle matures. It's really been a Bitcoin-led period, and I'm incredibly enthusiastic about the outlook for, uh, for Bitcoin, but I think it could be broader, uh, than that this year with more, uh, other assets in, in crypto Ethereum and, and others catching up to, to Bitcoin's performance and, and showing more breadth, uh, to the rally.

EDELMAN: So let me share with you my price prediction. Give you an opportunity to say whether you think I'm totally crazy in its logic. Uh, I, I have said, uh, I've started saying this a year ago when it sounded a lot more outlandish than it does today, uh, that Bitcoin by the end of the decade, 2030, will be 500,000. Uh, and the reason that I say that, I'll give you my logic, is that, uh, if you take a look at the global wealth, um, all the value of stocks, bonds, real estate, gold, oil, commodities, et cetera, the value of everything everybody owns is about $800 trillion. If everybody who owns all that stuff ultimately agrees to allocate 1% to Bitcoin as a portfolio diversifier, that's $8 trillion that'll flow to Bitcoin. You divide it into the 19 million coins that exist, and you get about $400,000, you add that to the 100,000 Bitcoin already is, and that's 500 grand. Is that logic totally crazy?

PANDL: No, I wouldn't say that's totally crazy at, at all. Look, again, I don't wanna give a specific price, uh, prediction. I, uh, I think we have a long way to go. I think Bitcoin has had great success, uh, in its 16 year, uh, life, but it has a lot more promise, uh, as a reserve asset, as an important money system for, um, and, and, and a decentralized, uh, computer network that can do more than money, frankly. Uh, so I think we are early, uh, in the Bitcoin, uh, story, and I'm eager to watch that play out with you, Ric, over the next year.

EDELMAN: And I, and I would add one other point to my prediction. I don't believe it's gonna be a straight line between a hundred thousand and 500,000 Bitcoin's volatility is well known. Uh, and I think that it's gonna be, uh, uh, an entertaining ride, just like every rollercoaster.

PANDL: Agreed.

EDELMAN: So people, people have asked, you made an allusion to this earlier, Zach, about, uh, two things you said. The first one I want to tackle is institutional engagement. You said you, you are anticipating institutional investors to begin allocating to crypto. And I'm assuming you're referring to pension funds, endowments, family offices, hedge funds, sovereign wealth funds, et cetera, et cetera. To what degree do you think they're going to ultimately engage, and how long is it gonna take for them to be routinely engaging?

PANDL: Yeah. Um, yes, the full gamut of those, uh, investors, um, this process is already beginning, so I don't wanna say that I'm, you know, waiting for something to, to start. Um, but it is early innings, you know, myself and the, the sales force at, uh, Grayscale, my other Grayscale colleagues are really on the front line of this process going around the country, around the world, talking to investors about the case for crypto assets in, uh, in a portfolio. So I think we can see firsthand what's, what's happening. And, and I would say in terms of what inning you're on, maybe the top of the second inning, or something in this, uh, process. I think it is very early, uh, stage. Um, but we have a long way to go, you know, when we're at the bottom of the ninth. For me, that means virtually every multi-asset portfolio having a crypto allocation, I think it will be that natural once we get to the end of this, uh, process. And, you know, the story that we give to, uh, investors is sometimes less about the technology, less about what blockchains are. That's, you know, they can find, we can certainly have that conversation, but they can find those resources elsewhere. We talk to investors primarily about investing in crypto and the role that it can play, uh, in a portfolio. And, uh, the crypto asset class has a, some special features that make it a unique alternative asset class that can contribute to returns and diversification in a, uh, portfolio. And those features are high volatility, returns that are commensurate with that volatility, meaning high returns as well as high, high volatility, a low correlation to traditional assets, and that's, of course, the secret sauce of diversification, is low correlation, and relatively high momentum. So, uh, Bitcoin is a digital commodity and it behaves like other commodities, and that has some price momentum, some persistence in the, in the moves. So we talk about the behavior of the asset class to investors in terms that they are familiar with when they analyze other asset classes and help them understand how that can fit in a portfolio. Um, I will emphasize one of the key messages, of course, given the volatility, is that a little goes a long way. You know, we're not talking about replacing your equities or replacing your bonds with, with crypto, uh, it's about adding, you know, something perhaps around 5% or so, you know, sometimes less, it depends on the investor, but classic portfolio optimization techniques would say something like around 5%, uh, to a diversified portfolio as a way to improve risk adjusted return. So a little goes a long way, but I do think that the crypto asset class makes sense in many investor, uh, portfolios. And that, uh, message is well received, uh, you know, institutional investors, it takes time to change, process change, um, you know, incorporate new assets. But we are getting there maybe, you know, in the second inning. Uh, and I, I think we're gonna make, you know, make a few more innings, uh, this year, uh, I had a, in 2026.

EDELMAN: I had a conversation with an advisor the other day who was lamenting that their institutions don't seem to be buying Bitcoin very much. And I said, you gotta remember these pension funds only, their boards only meet four times a year, <laugh>. So

PANDL: A slow moving process. Yeah,

EDELMAN: They are. So, they're, they are very much engaged in due diligence. I'm doing a lot of meetings myself with pension funds and endowments, uh, and, and other institutional investors on, on a training and educational perspective. They're, they're, they're reaching out, asking the question, what is this? 'cause they've been, it was easy to ignore it or dismiss it or, or set it aside over the last decade. But they're all now recognizing they can't do that anymore. And so they're, they're, they're undergoing the process, um, very clearly, and it's gonna take them 6, 9, 12 months to get the approvals in place internally. So it's coming, like you said, we're in the second inning. Uh, it's definitely coming. One of the other major questions, uh, or the most common that we got from folks pertain to the Grayscale product line. Um, what's coming, what, what can you tell us about new ETFs? We've got the Ethereum ETFs, the Bitcoin ETFs, everybody's excited about what's next. What can you tell us?

PANDL: Well, I can only talk about things that have already been, uh, filed for, of course, uh, explicitly. And so, uh, let me highlight one of those, and then I'll give some general comments about, uh, broader industry trends and, and what we're, we're up to. Uh, so our digital large cap fund, uh, is a diversified, uh, allocation to the five largest crypto assets. This has been trading for a number of years, and we have a current filing to up uplift that, uh, as an ETF. Um, we'll see, uh, how that, uh, goes over the course of the next, uh, several months. Uh, but I think that that product is something to, to look out for diversified, uh, exposure to the crypto asset class of Bitcoin, Ethereum, XR, Solana, a blend of those types of assets is a very natural way, uh, for traditional investors to start getting involved in the crypto asset class, where they don't have to pick specific tokens, they just get exposure to the large cap, uh, asset. That's a, a very natural place for people to, um, to start. And I think it will be an important part, important development for the industry, uh, over the next year. Beyond that, you know, we are trying, the goal for the business has been the same since the beginning, is give, uh, investors the most efficient access, uh, with, with the safety, uh, of registered products, uh, to the crypto, uh, asset class. And we think our Bitcoin, ETF, ticker BTC lowest cost product in the market, uh, today is the most efficient way, uh, for investors to get access, uh, to, to Bitcoin. You're gonna see, uh, likely more, uh, ETFs, uh, from us, uh, over the course of the next, uh, year, as well as more on the private fund side of the business. So only Bitcoin and Ethereum, uh, exist in an ETF, uh, structure in the US today. But there are hundreds of relevant, uh, crypto assets and, and dozens, uh, that we have, uh, in Grayscale private fund, uh, structure. So for investors that are ready to move beyond Bitcoin, they've started to learn about decentralized finance and tokenization and, and decentralized ai, and they wanna start getting those ideas, smart contracts, and everything else into their portfolios. The private fund, uh, structure is a great way, uh, to go. These are, uh, again, registered, uh, vehicles, and this is where, uh, Bitcoin started in our product lineup, and that's made it all the way to, uh, an ETF as the regulatory landscape, uh, has improved. Uh, if you want to kind of search for the next generation of new ideas, uh, in, in crypto, that's the place, uh, to look. So I expect lots more innovation for us, uh, and for things that are currently, uh, out in the, the market, the digital large cap fund is, um, uh, maybe a first place to look.

EDELMAN: Yeah, and I would argue that those who are waiting for, say, a Solana ETF or a Ripple ETF or what have you, that could be a pretty long wait. The SEC isn't gonna move, I think, any time, you know, terribly quickly. Uh, and yet you have similar products already available, um, in, in the private, uh, fund structure. So I would encourage you that if you are interested in other, uh, coins and you thought you needed to wait for the ETF, you really don't just go to Grayscale's website and you'll see the array of funds that are already available to you. Um, so, um, I, that's what I would encourage you to do

PANDL: Absolutely. And, uh, just remind people. So GBTC, the Grayscale Bitcoin Trust started as that type of product, uh, uh, 13, uh, sorry, 11 years ago in 2013. Uh, and we always intend to bring these things to ETFs, the most efficient, uh, product structure when, when we can. Uh, but it is possible to get, uh, exposure in registered, uh, vehicles, uh, already, uh, today. I think there's some, uh, really interesting ideas, uh, in these, uh, products. Please, uh, reach out, uh, to, to Grayscale. We're happy to help walk you through that process.

EDELMAN: Several of the questions people have asked have to do with current fears, concerns, worries about what happens next. And one of them has to do with quantum computing. Um, so, uh, the, the fear is that, you know, quantum computers are gonna be able to hack the Bitcoin, blockchain, steal all the Bitcoins, render it worthless.

PANDL: So a very important, uh, topic. And, uh, since, uh, the announcement of Google's willow chip in December, I can tell you that we've gotten a mountain of questions on this, uh, topic. So let me, uh, talk through that, uh, a little bit here, uh, today. And, uh, you know, uh, we, we can go into more depth bilaterally if people want to, to reach out. But the basic things that you, uh, need to know are, uh, first, um, The same cryptography that's used in, in Bitcoin, Ethereum, other blockchains is more or less the cryptography that's used in all aspects of our online lives. So your bank transactions, your social media, uh, transactions, your, your, your, your, um, your, your, uh, bilateral messages on, on your phone, all, all the same types of cryptographic tools, uh, are, uh, are used. We crypto, uh, the, the blockchain industry does not use anything special, uh, in that regard. So everything that we do will need to be upgraded if it need, if it needs to be kept secret in a post quantum, uh, world. Fortunately, researchers have been aware of this for a long time, and there's been a long running, uh, process to develop new types of post quantum cryptography, a quantum resistant crip cryptography, lattice based cryptography for, for, for example, uh, and a organized process by the NIST, the National Institute of Standards and Technology in Washington, DC to, to organize that for, uh, multiple industries. So you're going to see the financial services industry, the big tech companies all deal with these same, uh, topics as the blockchain, uh, industry is going to, uh, have to, to deal with them. Um, so many of these blockchains will need to be updated. Uh, fortunately they are, they're regularly, uh, updated. Uh, Ethereum, uh, for example, uh, made a very large upgrade to the network a couple of years ago to move from proof of work to proof of stake. I would think of this as something comparable, uh, potentially, you know, a a significant network upgrade. And these topics are already built in, uh, to the, the roadmap for, for Ethereum. So these are all relevant issues for the crypto industry in the same way that they are relevant for the financial services industry, uh, et cetera. I'm quite comfortable with the progress, uh, that we have made already on the, uh, in the standards, uh, development. And I'm pretty confident that we'll be able all of these chains, uh, as, as needed. Uh, so, we'll, the other thing I would say lasts, of course, Ric, is that we have some time here. So there's no sense in which, uh, there is a, uh, quantum computer that is available in anybody's hands that can break the, um, public private key cryptography that underpins, uh, Bitcoin and Ethereum yet. But even if it's something 10 years down the road, it's important that we understand these issues and begin to prepare, prepare, uh, for them. I can emphasize to everybody listening that the crypto industry is very well aware, uh, of these topics, has been preparing for a long time, and they're explicitly on the roadmap of many products, uh, like Ethereum.

EDELMAN: The Nvidia CEO recently said, it's gonna take 15 to 30 years for quantum computing to be, uh, good enough to be able to, to hack, uh, these systems. And we have to keep something else really in mind. The amount of money it takes to build these quantum computers is so vast. One estimate was $6 billion that anybody with $6 billion doesn't really need to hack the Bitcoin blockchain 'cause they're already wealthy <laugh>. Uh, and in other words, they're gonna have other goals in mind, which is hurting other people. They're not trying to enrich themselves, they're trying to damage others, which means if they have a quantum computer that can hack into any digital system, why would they hack into the Bitcoin blockchain when they can go hack into the Air National Defense System, or our electrical grid or, um, our nuclear power systems. In other words, if you're, if you're worried that quantum computing's gonna damage Bitcoin, the last thing you're gonna be worried about is your Bitcoin. We have other bigger problems to worry about. So it, it really is nothing but a headline, and it's something that is, I think, scaring people and needlessly, uh, and I just don't think it's something we need to be worrying about. In fact, it is one of the six, uh, mistaken beliefs in my white paper, because like you said, Zach, people are asking lots about it ever since Google's announcement a couple of weeks ago.

PANDL: Uh, let me maybe say one other thing, Ric, like, uh, you know, we at Grayscale we're excited about new technology. I'm excited about quantum computing. I'm excited about, uh, AI. These, of course, things they do mean, uh, potential changes to the, the blockchains, uh, over time. Those I think are very, uh, manageable. Um, what it does though, tell to me is just look at how our world is changing, how rapidly technology is evolving. Uh, do people think that the financial system, uh, the infrastructure of the financial system is not gonna change? Uh, to me, that is what working in public blockchain tech is all, all about. It seems obvious to me, uh, that the technology that underpins crypto assets, cryptocurrencies, the, the public blockchain will be the core infrastructure for finance, uh, in the future, and is much more complimentary to these new types of technology like quantum and AI, than what we have, uh, today. So, uh, to me, these all go hand in hand – a rapidly evolving technological life, uh, and, uh, and public blockchains or, or the crypto, uh, industry is one key element of that.

EDELMAN: Uh, Chris is one of our attendees today. He's an independent RIA and, and his question, um, echoes a whole lot of other folks wondering PR from a practical perspective, Zach, in a, in a practice management point of view, how does an advisor add crypto to the portfolio? Uh, should you do just Bitcoin? Do you do just Ethereum in what combination? Uh, and you mentioned a 5% allocation earlier, but, but talk about how an advisor who's not an expert in this can, you know, check the box, get it done, give the client good allocation.

PANDL: Absolutely. So first off, every investor is different, and that's why the role of a financial advisor is so important. They understand their each investor's personal goals, needs, et, et cetera, and can give, uh, tailored advice. So, of course, uh, I will leave it to you to give that thoughtful, tailored advice to your clients. But let me just give some high level, uh, points and give you some sense of what we generally see. Bitcoin is always the place for people to start their crypto journey. It's the largest, most well established asset. It has, uh, the clearest macroeconomic, uh, drivers, um, uh, and it has also the, you know, comparatively low volatility. Now, it has a high volatility relative to stocks, but it is a lower, more stable volatility than some other assets in, uh, crypto. So Bitcoin is the natural place to start for most people. And the Bitcoin ETFs, I of course, would say the Grayscale products are, are the way to go. Uh, but the Bitcoin ETFs are a great way to do it, because you don't need to deal with many of the other, uh, issues that you might have to deal with in owning crypto, uh, elsewhere. There's no need to set up different accounts. There's no need to think about your taxes in any different way. There's no need to think about estate planning in any different, uh, way. You're getting institutional grade custody and liquidity through the ETFs and all the, uh, all the topics, uh, that you deal with for all the other assets in your portfolio dealt with in exactly the same way. So the Bitcoin ETFs for me, are the, the right place for people to begin to dip their, uh, toe in. The Ethereum ETFs are also available. I am a huge fan of Ethereum. We could talk about that all call as well. Ric. Uh, you know, Ethereum is, uh, a platform for applications. It's a different thing than Bitcoin. It's maybe the most important open source software project of all time, or at least one, one of them. So, also an incredibly exciting asset. Uh, it's further down the learning curve, and so people need to spend some time, I think, understanding it. But we sometimes see people do 50 50 allocations of Bitcoin, Ethereum 80 20 Bitcoin, Ethereum to match the, the market caps, or again, some of these diversified, uh, type, uh, fund products can also be the, the way to go. So I would encourage people to start with Bitcoin, do some education, begin to build out a portfolio, understand how the asset behaves, and, uh, take it, take it from there. What sort of allocation? So again, in a academic sense, the standard models of portfolio construction would say something about 5% in practice. We see, of course, the crypto enthusiasts at Grayscale maybe have more, more than that <laugh>. But in practice, we see many investors are up to 5%, you know, one to 5%, and they're just still in the process of dipping their toe in. And that's, that's fine too. I totally, uh, understand that this is a new allocation. You wanna see how it behaves, uh, understand in the context of the broader portfolio, talk to your clients about it. So just beginning with one or 2% is also a good answer. And even at those modest numbers, because the volatility and return profile is high, it can move the needle from a return, uh, standpoint. So I, that would be kind of my conclusion. Start with Bitcoin, start with the ETFs and start with a small number. And, uh, and once you, uh, start to understand that we think that most people want to do more. Uh, they want to do bigger size, they wanna learn more about products, and, and Grayscale is here to help. Uh, with all those further questions, uh, you know, once you've begun the journey.

EDELMAN: And, and one of the things that we're discovering is that while, as you pointed out, it's all unique to the individual client's circumstance, but whether it is a 1% allocation or a 5% allocation, or those who are super aggressive or super deep down that rabbit hole may do more, the one number that seems to be totally wrong is zero.

PANDL: Yes, I would agree with, with that. I mean, um, you know, uh, investors are not in the business of letting opportunities, uh, go. Uh, you know, you don't wanna miss, uh, things that are right in, right in front of you. Uh, it, to me, that is what this asset class is about. That's why I left my career to go, could do this. I, I think it is the most important and most interesting thing happening in financial markets and investing, uh, today. So, uh, yeah, zero definitely seems like the wrong number. With the caveat that, of course, every investor is a different, think about your personal, uh, needs and goals, talk to your financial advisor. All those disclaimers, uh, as usual apply.

EDELMAN: So several folks are asking, um, that we talk about some of the basic fundamentals, the originations of blockchain and Bitcoin, right? This, we could, we've only got a few minutes to tackle this, but talk about, you know, what's the whole point of this? What does it actually do? How is it useful? What do you use it for? Et cetera, you know? So for those who are new to this, yeah, a one-on one section

PANDL: Absolutely. So there are two ways to talk about it. This, you can talk about the technology or you can talk about the investing, uh, case for, for Bitcoin. Let me make both comments. But the, the technology is a computer network. It's a decent, a computer network nodes, uh, on a network all over the world that are speaking to each other, running the same, uh, software with no central control. That's what a, the public blockchain technology has brought to the world, is a decentralized, uh, computer network. A a, uh, a secure network that doesn't have a, a central administrator. And that, that technology is driving all the different app applications in our asset class. And it's just the most interesting thing I've ever come across in my, uh, life. So, uh, that's why I decided to spend my career as a research analyst, uh, studying this, uh, topic. So that's sort of the, the, when we say what is it, that's what the, what is it is from a real world standpoint or from a technical standpoint, it's a computer network. What Bitcoin is, uh, is easier to understand if you forget about that. And think about it in, in the investing context, Bitcoin is hard money, okay? Um, investors, uh, may think about buying, say this was frank or physical gold, uh, you know, at some point in their life, even though they're never going to spend their franks or spend their, their gold, and the they have, they buy them because they have a role in a portfolio. Because there are times in the economic cycles where money performs poorly because of economic mismanagement. And this is very common in emerging markets. Of course, when I'm talking to investors in emerging markets, uh, this is not a very difficult con-conversation. People completely understand, uh, the need to have a hard money asset to protect, uh, their wealth. What's going on today, though, uh, is that all around the world, we are seeing currency instability, including in increasingly large currencies. So the Euro, uh, went through a major piece period of instability in, in 2011, uh, 12 or or so around the European sovereign debt crisis. And the dollar, although is doing fine today, has medium term risks from mismanagement on the, the fiscal side of things. Um, it's conceivable, uh, that we will avoid those risks that we bring deficits down, bend, uh, the debt turn, uh, debt curve down. We are able to escape the current debt, uh, challenges without inflation dollar depreciation or other major changes in, in the macro economy. But I'm not sure about that. Uh, and I, I think many investors are not sure about that. So they're starting to look ahead to those potential risks and building hard money assets, Bitcoin, gold, Swiss Franc, things of these nature into their portfolio to protect the value of their wealth for maybe protect next, uh, generations. Uh, so that's what Bitcoin is. What is the point of this thing? The bi, the point of Bitcoin is a hard money asset similar to, to digital, uh, gold. Let me say one other thing, Ric, just to maybe help the, uh, intuition click, uh, a little bit. So, Bitcoin is not a convenient form of money, right? We're not spending, uh, Bitcoin at Starbucks to buy a, a cup of coffee. It's a type of money that has though other attributes that people find very helpful, that besides, uh, convenience. And the two important ones are scarcity. There can never be more than 21 million. Uh, Bitcoin, uh, the rate of growth of Bitcoin is, is very low, even lower than the rate of growth of the supply of, uh, gold in the world. So it's a very scarce thing. And in a world of lots of printed money, that scarcity is attractive, uh, to people. The other feature, uh, of Bitcoin is that it is what we call censorship resistant. Nobody can stop a Bitcoin payment, and you don't have to ask any permission. And so, in a world where there are frictions, there is divisiveness. Uh, the idea that you can make a digital payment without having to rely on anybody's permission, without having to rely on an institution is something that is valuable to people. So it's scarcity and its censorship resistance are the attractive features of this money asset. So that's how I'd consider encourage people to think about. The point of it is to have, uh, a hard money, a hard money store of value asset in your portfolio to protect your assets from economic risks. And again, people in emerging markets, I think, see this very clearly because they're much more used to currency instability. Sometimes it takes a little longer for, uh, you know, US based investors for this idea to, to click. But, um, I, I think it's gonna become increasingly important given what we see on the fiscal picture for the United States. Um, this is something I encourage every investor to start thinking about, uh, for their own assets.

EDELMAN: You know, that was a really good concise description for people who don't know much. Uh, and that's not easy to do because this is a confusing, uh, asset. Where would you recommend people, uh, go to learn a little more, uh, if they want to further their education, talk about the content, for example, that Grayscale offers from an educational perspective?

PANDL: Yeah, absolutely. Um, it can be a hard asset class to fully understand, and so education, research are a key, uh, part of that. And that's what I do all day long. Write about the asset class, talk to investors, uh, one-on-one, uh, go-to events. Uh, so if you wanna start digging into that stuff, please take a look at our website, Grayscale dot com slash research. That's Grayscale with an a. Um, and, um, a lot of the information will be there. There's also tons of great book level, uh, treatments for investors that wanna dig in, uh, deeper. And, uh, please, please reach out to us directly. I'm happy to give some of those, uh, recommendations. I, I find it just a fascinating, uh, subject, uh, you know, I got involved in as a professional economist because I thought economics was just a deeply interesting thing to spend my time on. I feel the same way about public blockchain, uh, technology. It's just a deeply interesting, uh, subject. Um, and, uh, something I think everybody should have some awareness, uh, about for the future, because it, it, in my view, will be ubiquitous, uh, in our lives, both from an investing standpoint and from a, uh, you know, consumer use standpoint.

EDELMAN: We have posted in the chat, the link you just described, Gracie Hill got.com/research. Uh, so people can just click on that link. Of course, I'll invite you to go to amazon.com and buy my New York Times bestseller, the Truth About Crypto.

PANDL: A great suggestion. Yes, <laugh>, um,

EDELMAN: Uh, the, um, several folks are asking, um, along the lines of the fact that while they may be interested or even excited about this, they're hesitant because there are some prominent people who say, this is horrible. And the two most prominent as we know, are Jamie Diamond, uh, who says there's no intrinsic value. And Warren Buffett who says it's rat poison squared. So, talk about your response to, uh, Jamie and Warren.

PANDL: Lemme say a couple things. Um, first off, just, uh, you know, think for yourself, uh, and, uh, do do your own research, just like with anything else, I, I'm, you know, I'm not gonna convince you, you're gonna make the decisions for your assets, uh, from your own, uh, judgment, you know, apply the same principles that you would for anything else to crypto. I think if done that, doing that, uh, I, I, I think people that have done their homework, uh, get excited about investing in the asset class. So think, think for yourself, do your own research. Uh, the second thing that I'd say is it's possible to build in some risk management. You know, if you are uncertain, start with small size, you know, 1% instead of, uh, 5% is a natural thing. And I mentioned at the outset of the, the call, uh, that the crypto asset class has some momentum, some trend type of behavior that can be built into a risk management, uh, framework, uh, to help you limit the downside, uh, potentially. So we have some material on that, on, on the website. But investors that have invested in commodity assets before, we'll be familiar with these types of tools. Um, you know, sim simple things like looking at, uh, moving averages can be a good place to start if you're considering risk management. So start in small size and think about some of these risk management, uh, tools. If, if you like. The, the last thing that I would say is that, um, the critique from, uh, people like Jamie Diamond is really about Bitcoin specifically. And look there as a, a professional economist on Wall Street, I can tell you that many people just don't think gold has any value either, uh, and, uh, won't be convinced that Bitcoin has a value. So maybe leave Bitcoin aside and have a look at the other applications of public blockchain technology like Ethereum, which is a platform for applications which produces revenue. It's easier to understand from a conventional, uh, financial analyst, uh, uh, standpoint. So, uh, if, if, if Bitcoin is a bridge too far, uh, maybe having a look at Ethereum is a great place to start. So that would be some of my advice for people that are, uh, a little uncertain, but, uh, you know, trying to find their way into the asset class.

EDELMAN: You know, it's interesting you say that because while Jamie Diamond says he doesn't like Bitcoin, JP Morgan has its own blockchain, and they do $2 billion a day in cross-border transaction settlements. So clearly his company has recognized the incredible power of this technology, which seems to be a total contradiction from what he says publicly about Bitcoin.

PANDL: Money can be a confusing topic, um, for lots of people. And, you know, Bitcoin is a, it, it can be challenging because we're not using it day to day to pay for cups of, uh, coffee. So, um, you know, looking at Ethereum, other uses of public blockchain, you know, Bitcoin is just, uh, is the start of the story. It's the largest asset, and I am incredibly excited about what Bitcoin offers and how, you know, what it's going to do for, for portfolios. But I'm also as excited, just as excited about everything else that's happening in our industry, Ethereum and the many other, uh, applications of the same, uh, technology. So that can be the right way, that people are looking less for a macro thesis and more for a technology, uh, investment for, for example, to, uh, to dip their toe in

EDELMAN: One of the, uh, eyebrow raisers, I will call it. Uh, over the past couple of months has been the notion of a Bitcoin strategic reserve. Senators, uh, alumnus, um, brought forth this idea this past summer. Uh, president-elect Trump has endorsed the idea and is calling for the government to put some of its reserves into Bitcoin. Uh, talk about, explain to folks what all that means, what it is, and share, if you wish, uh, your, uh, prediction. How likely is it that we're gonna see that happen?

PANDL: Yes. Uh, good question. Let me first say that outside the United States, it's much more common for governments to run big, diversified pools of assets, whether we call those foreign exchange reserves or sovereign wealth, uh, funds. They mean sort of the, the same thing in the United States context. We, we don't have that same, uh, type of, uh, structure where the, the government holds a huge portfolio of stocks and bonds and uses the income from that to pay, uh, for government, uh, services. But it's very common outside the United States, particularly in the Middle East and Asia. And I think the first place where we will see sovereign adoption of, of Bitcoin is probably in those places before the United States. So, sovereign wealth funds outside the United States, to me, are a very natural place for a Bitcoin, uh, allocation. These are long horizon portfolios with a diversified pool of assets, lots of equity risk. This would be a very natural compliment to those portfolios. And we have those conversations within, uh, with those types of investors. Um, uh, in the United States, we don't have that same, uh, uh, structure. So we'll see how this goes. What, uh, candidate Trump President-elect Trump now soon to be President Trump said, uh, last year, is that under his administration, he would commit to not selling any of the Bitcoin, uh, that the United States currently holds or acquires, uh, in the future. And that this could be thought of as the beginning of a strategic Bitcoin stockpile. That that's what the, the terms that he used at the Bitcoin 2024 conference, uh, last, uh, summer. I think he will reiterate, uh, guidance along those lines soon after he takes, uh, office. Whether the government gets into acquiring, uh, big pools of Bitcoin, you know, we'll see. Um, there's, you know, quite a lot of other things, uh, on the fiscal agenda taxes, uh, of course, and then they're going to need to deal with immigration relatively soon. So I think a commitment to not sell any currently held Bitcoin or future acquired Bitcoin will is fairly likely, and that is what, um, Canada, Trump said, uh, last, uh, last year. Um, and I think outside the United States is a much more likely place to see a really, uh, wholesale incorporation of these assets into diversified portfolios where you have these existing sovereign wealth fund structures.

EDELMAN: Most don't realize that the United States is one of the top five, top 10 Bitcoin holders in the world. Yes. Uh, and not, not that it ever bought any, but it seized a whole lot of Bitcoin from criminals. Um, so, uh, it holds a whole lot of Bitcoin and whether or not it keeps it, that is a big deal. Um, so, we'll, we'll, we'll see. Th th this has been an absolutely fascinating conversation. Zach. Thank you so much for all of this information. Uh, I really encourage you, uh, to go to Gray Scale's, uh, site, look at their research. The link is in the chat, uh, so you can check out Grayscale dot com. Um, the array of product is already there, the amount of educational materials already in place. Grayscales, uh, team is ready to take your phone calls, emails, and questions to help you figure this out, and to the degree to which you ought to be allocating and recommending this to your clients as well if you're an advisor. So Zach, I just wanted to say thank you, uh, so much for all of that. I also wanna let you know that we have some educational content as well. We, uh, released when the two ETFs were launched, the Bitcoin ETF and the Ethereum ETF, our ETF toolkits with comparative charts. So you can easily compare them. A lot of other, uh, educational content, white papers, videos, infographics, et cetera. You can use that QR code, uh, to access them or just go to deck fp.com. Uh, and we also have a webinar coming up in a couple of weeks. Uh, for those that are concerned about the volatility, uh, we've got Matt Kaufman gonna be joining me to talk about how you can harness that volatility and kind of have your cake Anita, too. That's gonna be really fascinating conversation. And we have our next conference, February 24th to 26th in Florida. It is our wealth management convergence. This is not a crypto event. It is a broad event on the strategies that advisors need today on the totality of their practice management. Uh, you can click to that QR code to get the full agenda and to register. And also you can find out how you can attend this event completely free, where we pay your hotel meals, as well as registration. Uh, and our crypto conference vision is coming back in June. It's the longest running crypto conference exclusively for financial advisors and investors. Uh, this event has actionable ideas, a deep dive into the latest of what's happening in the world of crypto. Uh, we encourage you to join us in Dallas for that event in June. And there's the QR code, uh, for that. Uh, and the ultimate, if you really wanna learn about this, is to become certified in blockchain and digital assets. Get your CBDA designation. We created this course way back in 2021 and 37, uh, uh, countries, uh, people, thousands of professionals from 37 countries have completed the course already. You'll not only learn all about the tech, what it is, how it works, but the practice management elements as well. So you can incorporate this into your financial planning, investment management practice. And finally, pick up a copy of my book, the Truth About Crypto. The link is in the chat box to amazon.com, so you can pick up, uh, my number one Amazon bestseller. Um, so, uh, if you wanna reach me, lots of easy ways to do that, all of it on screen. And again, I just wanna say, Zach, so very much thank you for your participation here today. This was really terrific content. I know everybody benefited from it in a great way. Thanks so much. I look forward to being with you again before too long.

PANDL: Thanks, Ric.

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